Exhibit 99.1

For Release: October 25, 2011

Contact: Lisa Razo at (802) 865-1838

Merchants Bancshares, Inc. Announces Strong Third Quarter 2011 Results

SOUTH BURLINGTON, VT— Merchants Bancshares, Inc. (NASDAQ: MBVT), the parent company of Merchants Bank, today announced net income of $4.18 million and $10.91 million, or diluted earnings per share of $0.67 and $1.76 for the quarter and nine months ended September 30, 2011, respectively. This compares to net income of $4.50 million and $12.92 million, or diluted earnings per share of $0.73 and $2.10 for the quarter and nine months ended September 30, 2010, respectively. The return on average assets was 1.11% and 0.98% for the quarter and nine months ended September 30, 2011, compared to 1.25% and 1.21% for the same periods in 2010. The return on average equity was 15.84% and 14.23% for the quarter and nine months ended September 30, 2011, compared to 18.46% and 18.22% for the same periods in 2010. Merchants previously announced the declaration of a dividend of $0.28 per share, payable November 17, 2011, to shareholders of record as of November 3, 2011.

Loan growth was solid during the third quarter. Quarterly average loans for the third quarter of 2011 were $1.01 billion, compared to $944.81 million for the second quarter of 2011 and $905.05 million for the fourth quarter of 2010. Ending loan balances at September 30, 2011 were $1.01 billion, $97.28 million higher than loan balances at December 31, 2010.

The following table summarizes the components of our loan portfolio as of the dates indicated:

(In thousands)	September 30, 2011	June 30, 2011	December 31, 2010
Commercial, financial and agricultural	$156,043	$165,665	$112,514
Municipal loans	97,015	37,933	67,861
Real estate loans – residential	425,620	418,246	422,981
Real estate loans – commercial	310,863	304,347	284,296
Real estate loans – construction	12,238	10,303	16,420
Installment loans	5,858	6,319	6,284
All other loans	439	537	438
Total loans	$1,008,076	$943,350	$910,794

Linked quarter growth in municipal loans reflects seasonal increases in revenue anticipation note financings, as well as the addition of new customers. Year-to-date growth in commercial loan categories reflects new customers and expansion of existing relationships.

We recorded a $250 thousand provision for credit losses during the third quarter of 2011, compared to a negative provision of $400 thousand in the third quarter of 2010. Our provision for credit losses for the first nine months of 2011 was $500 thousand, compared to $200 thousand for the first nine months of 2010. Our non-performing asset totals were $3.53 million at September 30, 2011, compared to $4.30 million at December 31, 2010 and $3.46 million at September 30, 2010.

“Results for the third quarter were aided by continued increases in our loan balances. Year-to- date loans are up over 10%. Expansion of the balance sheet has allowed us to outrun some compression in the margin during the third quarter. Overall we are very pleased with the trend in loans and credit quality. We remain on track to record another very strong year in 2011,” commented Michael R. Tuttle, President and Chief Executive Officer.

Total deposits at September 30, 2011 were $1.17 billion, $62.46 million higher than balances at June 30, 2011 of $1.10 billion, and $73.36 million higher than balances at December 31, 2010. We have experienced significant deposit growth during the third quarter due to a combination of new account sales and higher average account balances. The composition of the deposit base has continued to shift away from interest bearing deposits and into demand deposits. Demand deposits as a percentage of total deposits were 15.5% at September 30, 2011, compared to 12.9% at December 31, 2010.

Our investment portfolio totaled $418.54 million at September 30, 2011, a decrease of $48.21 million from the December 31, 2010 ending balance of $466.76 million. We sold $55.00 million in bonds for a net gain of $920 thousand during the third quarter of 2011, which helped us to continue to reduce our premium exposure in the portfolio and allowed us to lock in gains on faster paying mortgage-backed securities. We also prepaid $16.00 million in long-term debt during the third quarter of 2011 at an average rate of 2.92%, and incurred a related prepayment penalty of $861 thousand.

Our fully taxable equivalent net interest income increased to $13.27 million for the third quarter of 2011 from $12.82 million for the same period in 2010. Our year-to-date taxable equivalent net interest income was $38.38 million, compared to $38.13 million for the same period in 2010. Our taxable equivalent net interest margin decreased slightly to 3.61% for the third quarter of 2011, compared to 3.62% for the second quarter of 2011 and 3.70% for the third quarter of 2010. Our taxable equivalent net interest margin decreased 19 basis points to 3.56% for the nine months ended September 30, 2011, compared to 3.75% for the same period in 2010. The growth in earning assets has helped to offset the decrease in average yields on interest earning assets and mitigate margin compression. We continue to look for opportunities to decrease the cost of our interest bearing liabilities, but those opportunities have been reduced. “Recent actions by the Federal Reserve to reduce longer term rates and flatten the yield curve will likely negatively influence our net interest margin in the future,” commented Mr. Tuttle.

Total noninterest income increased to $3.41 million for the quarter ended September 30, 2011 compared to $3.03 million for the same period in 2010 and decreased to $8.07 million for the nine months ended September 30, 2011, compared to $9.09 million for the same period in 2010. Excluding net gains on security sales and other-than-temporary impairment losses, noninterest income increased $63 thousand to $2.49 million for the third quarter of 2011, compared to $2.43 million for the same period in 2010; and decreased $344 thousand to $7.02 million for the first nine months of 2011, compared to the first nine months of 2010. The increase for the third quarter is primarily a result of growth in our Trust division, while the year-to-date decrease is primarily a result of reductions in overdraft fee revenue attributable to legislative changes that went into effect on August 15, 2010. Net overdraft fee revenue was $936 thousand and $2.55 million for the quarter and nine months ended September 30, 2011, compared to $1.00 million and $3.20 million for the same periods in 2010.

Total noninterest expense was $11.05 million and $31.36 million for the three and nine months ended September 30, 2011, respectively, compared to $10.00 million and $29.09 million for the same periods in 2010. There were several factors that combined to produce the changes. We prepaid a total of $16.00 million in long-term debt during the third quarter of 2011 and incurred prepayment penalties of $861 thousand; there were no prepayment penalties incurred during the first nine months of 2010. Absent the prepayment penalty, total noninterest expense was $181 thousand higher for the third quarter of 2011, compared to the same period in 2010; and was $1.41 million higher for the first nine months of 2011, compared to the same period in 2010. Compensation and benefits increased due to normal salary increases offset, in part, by a decreased projected incentive payment for the first nine months of 2011, compared to the first nine months of 2010. Occupancy and Equipment expenses increased due to capital investments, which we expect will provide us with additional operating efficiencies and revenue enhancement opportunities. Legal and professional fees increased as consultants were retained to help us explore opportunities for improved operating efficiencies. We expect to recover some of these costs over time. Additionally, marketing expenses increased as a result of continued development of our “Vermont Matters” outreach campaign. FDIC insurance expense decreased as a result of the new deposit insurance assessment rules that went into effect on April 1, 2011.

Michael R. Tuttle, Merchants’ President and Chief Executive Officer, Janet P. Spitler, Merchants’ Chief Financial Officer and Geoffrey R. Hesslink, Executive Vice President and Senior Lender of Merchants will host a conference call to discuss these earnings results at 10:00 a.m. Eastern Time on Friday, October 28, 2011. Interested parties may participate in the conference call by dialing U.S. number (800) 230-1074; the title of the call is Merchants Bancshares, Inc. Earnings Call. Participants are asked to call a few minutes prior to register. A replay will be available until noon on Friday, November 4, 2011. The U.S. replay dial-in telephone number is (800) 475-6701. The international replay telephone number is (320) 365-3844. The replay access code for both replay telephone numbers is 200986.

Vermont Matters. Merchants Bank strives to fulfill its role as the state’s leading independent community bank through a wide range of initiatives. The bank supports organizations throughout Vermont in addressing essential needs, sustaining community programs, providing small business and job start capital, funding financial literacy education and delivering enrichment through local sports activities.

Merchants Bank was established in 1849 in Burlington, Vermont. Its continuing mission is to provide Vermonters with a statewide community bank that combines a strong technology platform with a genuine appreciation for local markets. Merchants Bank delivers this commitment through a branch-based system that includes: 34 community bank offices and 40 ATMs throughout Vermont; local branch presidents and personal bankers dedicated to high-quality customer service; free online banking, phone banking, and electronic bill payment services; high-value depositing programs that feature Cash Rewards Checking, Rewards Checking for Business, business cash management, money market accounts, health savings accounts, certificates of deposit, Flexible CD, IRAs, and overdraft assurance; feature-rich loan programs including mortgages, home equity credit, vehicle loans, personal and small business loans and lines of credit; and merchant card processing. Merchants Bank offers a strong set of commercial and government banking solutions, delivered by experienced banking officers in markets throughout the state; these teams provide customized financing for medium-to-large companies, non-profits, cities, towns, and school districts. Merchants Trust Company, a division of Merchants Bank, provides investment management, financial planning and trustee services. Please visit www.mbvt.com for access to Merchants Bank information, programs, and services. Merchants’ stock is traded on the NASDAQ National Market system under the symbol MBVT. Member FDIC. Equal Housing Lender.

Non-GAAP Financial Measure. In addition to results presented in accordance with generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures. In several places net interest income is presented on a fully taxable equivalent basis. Specifically included in interest income was tax-exempt interest income from certain tax-exempt loans. An amount equal to the tax benefit derived from this tax exempt income is added back to the interest income total, to produce net interest income on a fully taxable equivalent basis. The amount added back was $529 thousand and $1.40 million for the three and nine months ended September 30, 2011, respectively, and $386 thousand and $796 thousand was added back for the three and nine months ended September 30, 2010, respectively. An additional non-GAAP financial measure we use is the tangible equity ratio. Because we have no intangible assets, our tangible equity is the same as our book equity. We believe that the supplemental non-GAAP information is utilized by regulators and market analysts to evaluate a company’s financial condition and therefore, such information is useful to investors. These disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

Certain statements contained in this press release that are not historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties. These statements, which are based on certain assumptions and describe Merchants’ future plans, strategies and expectations, can generally be identified by the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. Forward-looking statements are based on the current assumptions and beliefs of management and are only expectations of future results. Merchants’ actual results could differ materially from those projected in the forward-looking statements as a result of, among others, general, national, regional or local economic conditions which are less favorable than anticipated, including continued global recession, impacting the performance of Merchants’ investment portfolio, quality of credits or the overall demand for services; changes in loan default and charge-off rates which could affect the allowance for credit losses; declines in the equity and financial markets; reductions in deposit levels which could necessitate increased and/or higher cost borrowing to fund loans and investments; declines in mortgage loan refinancing, equity loan and line of credit activity which could reduce net interest and non-interest income; changes in the domestic interest rate environment and inflation; changes in the carrying value of investment securities and other assets; misalignment of Merchants’ interest-bearing assets and liabilities; increases in loan repayment rates affecting interest income and the value of mortgage servicing rights; changing business, banking, or regulatory conditions or policies, or new legislation affecting the financial services industry, such as the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, that could lead to changes in the competitive balance among financial institutions, restrictions on bank activities, changes in costs (including deposit insurance premiums), increased regulatory scrutiny, declines in consumer confidence in depository institutions, or changes in the secondary market for bank loan and other products; and changes in accounting rules, federal and state laws, IRS regulations, and other regulations and policies governing financial holding companies and their subsidiaries which may impact Merchants’ ability to take appropriate action to protect Merchants’ financial interests in certain loan situations.

You should not place undue reliance on Merchants’ forward-looking statements, and are cautioned that forward-looking statements are inherently uncertain. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties, which are included in more detail in Merchants’ Annual Report on Form 10-K, as updated by our Quarterly Reports on Form 10-Q and other filings submitted to the Securities and Exchange Commission. Merchants does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

Merchants Bancshares, Inc.

Financial Highlights (unaudited)

(Dollars in thousands except share and per share data)

	09/30/11	06/30/11	12/31/10	09/30/10
Balance Sheets - Period End
Total assets	$ 1,560,949	$ 1,430,807	$ 1,487,644	$ 1,481,908
Loans	1,008,076	943,350	910,794	906,906
Allowance for loan losses ("ALL")	10,480	10,438	10,135	10,090
Net loans	997,596	932,912	900,659	896,816
Securities available for sale	417,940	404,879	465,962	502,467
Securities held to maturity	603	651	794	865
Federal Home Loan Bank ("FHLB") stock	8,630	8,630	8,630	8,630
Interest earning cash and other short-term investments	86,438	38,513	62,273	7,239
Other assets	49,742	45,222	49,326	65,891
Deposits	1,165,559	1,103,098	1,092,196	1,072,649
Securities sold under agreement to repurchase and other short-term debt	225,351	155,208	227,657	175,133
Securities sold under agreement to repurchase, long-term	--	7,500	7,500	54,000
Other long-term debt	22,581	31,100	31,139	31,158
Junior subordinated debentures issued to unconsolidated subsidiary trust	20,619	20,619	20,619	20,619
Other liabilities	18,839	8,496	9,202	29,236
Shareholders' equity	108,000	104,786	99,331	99,113

Balance Sheets - Quarter-to-Date Averages
Total assets	$ 1,503,192	$ 1,481,633	$ 1,488,753	$ 1,436,703
Loans	1,007,240	944,813	905,048	917,682
Allowance for loan losses	10,550	10,329	10,676	10,461
Net loans	996,690	934,484	894,372	907,221
Securities available for sale and FHLB stock	374,434	451,632	482,846	424,116
Securities held to maturity	631	677	830	920
Interest earning cash and other short-term investments	76,887	37,005	48,217	29,683
Other assets	54,550	57,835	62,488	74,763
Deposits	1,127,294	1,099,176	1,080,790	1,059,591
Securities sold under agreement to repurchase and other short-term debt	208,629	210,230	205,529	160,738
Securities sold under agreement to repurchase, long-term	3,995	7,500	38,353	54,000
Other long-term debt	27,763	31,108	31,145	31,165
Junior subordinated debentures issued to unconsolidated subsidiary trust	20,619	20,619	20,619	20,619
Other liabilities	9,342	10,748	13,621	13,061
Shareholders' equity	105,550	102,252	98,696	97,529
Interest earning assets	1,459,192	1,434,127	1,436,942	1,372,401
Interest bearing liabilities	1,216,652	1,219,111	1,233,261	1,190,679

Ratios and Supplemental Information - Period End
Book value per share	$ 18.29	$ 17.76	$ 16.95	$ 17.00
Book value per share (1)	$ 17.35	$ 16.86	$ 16.06	$ 16.11
Tier I leverage ratio	8.26%	8.20%	7.90%	8.13%
Tangible capital ratio (2)	6.92%	7.32%	6.68%	6.71%
Period end common shares outstanding (1)	6,224,886	6,216,323	6,186,363	6,174,524

Credit Quality - Period End
Nonperforming loans ("NPLs")	$ 3,192	$ 3,444	$ 4,104	$ 3,437
Nonperforming assets ("NPAs")	$ 3,532	$ 3,444	$ 4,295	$ 3,457
NPLs as a percent of total loans	0.32%	0.37%	0.45%	0.38%
NPAs as a percent of total assets	0.23%	0.24%	0.29%	0.23%
ALL as a percent of NPLs	328%	303%	247%	294%
ALL as a percent of total loans	1.04%	1.11%	1.11%	1.11%

(1)

This book value and period end common shares outstanding includes 320,845; 315,642; 327,100; and 321,776 Rabbi Trust shares for the periods noted above, respectively.

(2)

The tangible capital ratio is a non-GAAP financial measure which we believe provides investors with information that is useful in  understanding our financial performance. Because we have no intangible assets, our tangible equity is the same as our book equity.

Merchants Bancshares, Inc.

Financial Highlights (unaudited)

(Dollars in thousands except share and per share data)

	For the Nine Months Ended September 30,
	2011	2010
Balance Sheets - Year to-Date Averages
Total assets	$ 1,488,556	$ 1,421,873
Loans	956,478	914, 828
Allowance for loan losses	10,380	10,586
Net loans	946,098	904,242
Securities available for sale and FHLB stock	431,352	420,339
Securities held to maturity	682	1,009
Federal funds sold and other short-term investments	53,020	23,933
Other assets	57,404	72,350
Deposits	1,105,855	1,044,308
Securities sold under agreement to repurchase and other short-term debt	212,980	164,572
Securities sold under agreement to repurchase, long-term	6,319	54,000
Other long-term debt	29,987	31,190
Junior subordinated debentures issued to unconsolidated subsidiary trust	20,619	20,619
Other liabilities	10,535	12,654
Shareholders' equity	102,261	94,530
Interest earning assets	1,441,532	1,360,109
Interest bearing liabilities	1,222,029	1,189,200

Merchants Bancshares, Inc.

Financial Highlights (unaudited)

(Dollars in thousands except share and per share data)

	For the Three Months Ended September 30,		For the NineMonths ended September 30,
	2011	2010	2011	2010
Operating Results
Interest income
Interest and fees on loans	$ 11,641	$ 11,584	$ 33,830	$ 34,675
Interest and dividends on investments	3,224	3,585	9,798	11,183
Total interest and dividend income	14,865	15,169	43,628	45,858
Interest expense
Deposits	1,111	1,352	3,444	4,338
Short-term borrowings	518	874	1,682	2,648
Long-term debt	492	513	1,513	1,536
Total interest expense	2,121	2,739	6,639	8,522
Net interest income	12,744	12,430	36,989	37,336
Provision (credit) for credit losses	250	(400)	500	200
Net interest income after provision for credit losses	12,494	12,830	36,489	37,136
Noninterest income
Trust Company income	639	539	1,894	1,590
Service charges on deposits	1,161	1,219	3,195	3,853
Gain (loss) on investment securities, net	920	685	1,047	1,897
Other-than-temporary impairment losses on securities	--	(89)	--	(169)
Equity in losses of real estate limited partnerships, net	(441)	(408)	(1,324)	(1,263)
Other noninterest income	1,133	1,079	3,253	3,182
Total noninterest income	3,412	3,025	8,065	9,090
Noninterest expense
Salaries and wages	4,185	4,097	11,917	11,704
Employee benefits	1,066	1,047	3,627	3,420
Occupancy and equipment expenses	1,783	1,661	5,377	4,892
Legal and professional fees	721	596	2,098	1,851
Marketing expenses	475	332	1,259	1,013
State franchise taxes	321	298	951	872
FDIC insurance	194	345	740	1,065
Prepayment penalty	861	--	861	--
Other real estate owned	47	91	128	(299)
Other noninterest expense	1,392	1,536	4,404	4,572
Total noninterest expense	11,045	10,003	31,362	29,090
Income before provision for income taxes	4,861	5,852	13,192	17,136
Provision for income taxes	680	1,350	2,281	4,219
Net income	$ 4,181	$ 4,502	$ 10,911	$ 12,917

Ratios and Supplemental Information
Weighted average common shares outstanding	6,221,161	6,172,479	6,206,377	6,162,049
Weighted average diluted shares outstanding	6,231,659	6,176,434	6,213,209	6,163,535
Basic earnings per common share	$ 0.67	$ 0.73	$ 1.76	$ 2.10
Diluted earnings per common share	$ 0.67	$ 0.73	$ 1.76	$ 2.10
Return on average assets	1.11%	1.25%	0.98%	1.21%
Return on average shareholders' equity	15.84%	18.46%	14.23%	18.22%
Net interest rate spread	3.50%	3.58%	3.45%	3.63%
Net interest margin	3.61%	3.70%	3.56%	3.75%
Net recoveries (charge-offs) to Average Loans	(0.01%)	0.04%	(0.02%)	(0.14%)
Net recoveries (charge-offs)	$ (62)	$ 415	$ (165)	$ (1,282)
Efficiency ratio (1)	60.53%	61.42%	62.97%	60.73%

(1)

The efficiency ratio excludes amortization of intangibles, equity in losses of real estate limited partnerships, OREO expenses, gain/loss on sales of securities, state franchise taxes, and any significant nonrecurring items.

Note:

As of September 30, 2011, the Bank had off-balance sheet liabilities in the form of standby letters of credit to customers in the amount of $4.35 million.

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